EXHIBIT 99.1


                                                                  [COMPANY LOGO]


FOR IMMEDIATE RELEASE


          MICROTEK MEDICAL HOLDINGS REPORTS SECOND QUARTER 2004 RESULTS

          SECOND QUARTER 2004 REVENUES INCREASE 21.2% TO $30.2 MILLION
     CASH FLOWS FROM OPERATING ACTIVITIES INCREASE OVER 190% TO $6.7 MILLION
                  FOR FIRST SIX MONTHS OF 2004 SECOND QUARTER
                   ORGANIC HEALTHCARE REVENUES INCREASE 9.4%

COLUMBUS, MS, August 3, 2004 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today reported financial results for the second quarter and six months ended June 30, 2004.

Highlights from the second quarter and six month period of 2004 include:

     o Revenues increased 21.2 percent over the second quarter of 2003 to $30.2 million and 24.2 percent to $59.5 million for the first six months
     o Income from operations improved 7.1 percent from the second quarter of 2003 to $1.9 million; for the six month period, income from operations increased 20.4 percent to $3.8 million
     o Cash flows from operating activities for the six month period were $6.7 million, up from $2.3 million for the 2003 period
     o Organic healthcare revenues grew 9.4 percent in second quarter and 13 percent through six months due primarily to market penetration in domestic hospital branded and OEM relationships
     o Acquired certain businesses of International Medical Products, B.V. and affiliates ("IMP") from Cardinal Health on May 28, 2004

SECOND QUARTER AND SIX MONTH RESULTS

Net revenues for the second quarter of 2004 were $30.2  million,  an increase of
21.2 percent, or $5.3 million, from $24.9 million reported in the second quarter of 2003. Income from operations for the second quarter of 2004 rose 7.1 percent to $1.9 million. Excluding a decrease of $252,000 in operating income of the Company's OREX Technologies ("OTI") division, the Company's income from healthcare operations for the second quarter of 2004 increased by $379 thousand, or 21.8 percent from the second quarter of 2003. Net income for the 2004 quarter was $1.7 million, or $0.04 per diluted share, as compared to $3.2 million, or $0.08 per diluted share in the second quarter of 2003. Included in the second quarter 2003 earnings was an income tax benefit of approximately $1.6 million, or $0.04 per diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily its net operating loss carryforwards ("NOL's"), with no corresponding benefit in the second quarter of 2004. Excluding these non-cash deferred income tax benefits in the second quarter of 2003, the Company's net income in the 2004 quarter increased slightly over the prior year quarter.

For the six months ended June 30, 2004, the Company earned $3.4 million, or $0.08 per diluted share, on revenues of $59.5 million, as compared to net income of $5.4 million, or $0.13 per diluted share, on revenues of $47.9 million for the same period in 2003. Excluding a non-cash deferred income tax benefit of

$2.5 million, or $0.06 per diluted share, recorded in the 2003 period, the Company's net income for the first six months of 2004 increased by $527 thousand from net income reported for the first six months of 2003.

"We are pleased with our ability to deliver consistent revenue growth," said Dan
R. Lee, the Company's President and Chief Executive Officer. "Our second quarter revenues reflect the successful execution of the key components of our business strategy: organic growth from Microtek's existing healthcare product lines and pursuit of complementary acquisitions. By completing product line extensions and leveraging our sales channels, we posted a 9.4 percent quarter-over-quarter increase in organic healthcare revenues. Recent acquisitions also contributed to the Company's results for the quarter, with $2.7 million in second quarter revenues from the Plasco division that was acquired in November 2003 and $956 thousand in revenues from the IMP acquisition announced in early June. In only one month of operations, we are already realizing the strategic benefits the IMP acquisition provides in terms of revenue contribution and significant expansion of our European operations."

The Company's domestic branded hospital revenues, excluding the Plasco division, increased by 10.3 percent quarter over quarter due to growth across substantially all of the Company's principal product lines, most notably CleanOp, a consistent contributor to revenue growth, and Venodyne, a line of compression pumps and sleeves designed to treat deep vein thrombosis. Second quarter 2004 OEM revenues, excluding the Plasco division, increased 12.1 percent over the same period last year, led by growing sales to the Company's contract manufacturing customers. The Company's domestic healthcare revenues for the second quarter of 2004, including Plasco division revenues of $2.7 million, grew
24.7 percent to $24.5 million. International revenues, including $956 thousand related to the IMP acquisition, also demonstrated impressive revenue growth in the second quarter of 2004 of 26.6 percent. Excluding IMP revenues, international revenues for the second quarter of 2004 were consistent with the prior year quarter. Net revenues of the Company's OTI division were $1.0 million in the second quarter of 2004, a decrease of $546 thousand from the same quarter last year primarily due to competitive pressures and the timing of sales orders.

Mr. Lee  continued,  "Our gross profit margin for the second  quarter of 2004 of
39.1 percent matched that of the second quarter of 2003 while our gross margin for the first six months of 2004 of 39.2 percent improved slightly over the prior year period. Additionally, our revenue growth, improved operations and disciplined asset management program enabled us to generate strong cash flows from operating activities of approximately $6.7 million for the first six months of 2004. Going forward, we will continue our efforts to improve gross margins and control operating expenditures to grow operating and net income margins."

Operating expenses for the second quarter of 2004 were $9.9 million, or 32.7 percent of net revenues, as compared to $7.9 million, or 31.9 percent of net revenues in the second quarter of 2003. For the first six months of 2004, operating expenses were $19.5 million or 32.9 percent of net revenues versus $15.5 million, or 32.3 percent of net revenues for the first six months of 2003. The increase in the absolute dollar amount of operating expenses in the second quarter of 2004 resulted primarily from operating expenses related to the Plasco and IMP acquisitions, higher distribution and other variable selling costs associated with increasing revenues, and other planned investments in selling and marketing during the quarter. SG&A expenses as a percentage of net revenues in the second quarter and first six months of 2004 were 31.4 percent and 31.5 percent, respectively, as compared to 30.5 percent and 30.8 percent of net revenues for the second quarter and first six months of 2003, respectively.

At June 30, 2004, the Company's cash and investments totaled $6.9 million, down from $9.5 million at December 31, 2003, as the Company invested some of its cash on hand in the IMP acquisition. The Company's borrowings under its revolving credit facility at June 30, 2004 of $8.1 million increased by only $943 thousand from December 31, 2003 as revolver borrowings used to finance the remainder of the IMP acquisition were substantially offset by the Company's strong operating cash flow through June 2004. The Company's additional borrowing availability totaled approximately $9.9 million at June 30, 2004.

Mr. Lee concluded, "We are encouraged by the progress we have made in the first half of 2004 to increase our market share through internal development and opportunistic acquisitions. We believe that our commitment to providing healthcare professionals with high quality, innovative solutions, our continued targeted investment in sales and marketing to strengthen the Microtek brand and our fiscal discipline will enable the Company to continue to improve our operating results through the second half of the year. We remain optimistic about the remainder of 2004. We expect that our revenues for the full year of 2004 will be in the range of $122 to $127 million. Consistent with our earlier

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guidance issued with our announcement of the IMP acquisition, we expect earnings in the range of $0.18 to $0.21 per diluted share for 2004."

CONFERENCE CALL: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Tuesday, August 3, 2004. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.),
Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on August 10, 2004 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #1628, Conference ID #111268.

ACTUAL RESULTS COULD DIFFER FROM FORWARD-LOOKING STATEMENTS: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company's ability to continue efforts to improve gross margins and control operating expenditures to grow operating and net income margins, the Company's belief that its commitment to providing healthcare professionals with high quality, innovative solutions, its continued targeted investment in sales and marketing to strengthen the Microtek brand and its fiscal discipline will enable the Company to continue to improve its operating results, and the Company's forecasted revenues and forecasted earnings per diluted share for 2004. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, including, without limitation, the risks described in Risk Factors under the captions "-Reliance upon Microtek", "-History of Net Losses", "-Competition", "-Product Liability", "-Stock Price Volatility", "-Dependence on Key Personnel", "-Anti-takeover Provisions", "-Low Barriers to Entry for Competitive Products", "-Potential Erosion of Profit Margins", "-Risks of Completing Acquisitions", "-Risks of Successfully Integrating Acquisitions", "-Small Sales and Marketing Force", "-Reliance upon Distributors", "-Reliance Upon Large Customers", "-Microtek Regulatory Risks", "-Risks of Obsolescence", "-Reduced OREX Market Potential", " OREX Commercialization Risks", "-OREX Manufacturing and Supply Risks", "-Risks Affecting Protection of Technology", "-Risks of Technological Obsolescence" and "-OTI Regulatory Risks". We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ABOUT MICROTEK: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

FOR MORE INFORMATION, PLEASE CALL (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
InvestorRelations@MicrotekMed.com

                                -TABLES FOLLOW -

                         MICROTEK MEDICAL HOLDINGS, INC.
                         Unaudited Financial Highlights
                    (in thousands, except for per share data)

                                                                  THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                          JUNE 30                                 JUNE 30
                                                             ---------------------------------        ------------------------------
                                                                 2004                 2003                2004               2003
                                                             ------------         ------------        ------------      ------------
     Net revenues                                            $    30,157           $   24,874          $   59,454        $   47,860
     Gross profit                                                 11,784                9,737              23,332            18,601

     Operating expenses:
        Selling, general and administrative                        9,459                7,576              18,725            14,748
        Research and development                                     246                  259                 508               478
        Amortization of intangibles                                  158                  108                 306               225
                                                             ------------         ------------        ------------      ------------
           Total operating expenses                                9,863                7,943              19,539            15,451
                                                             ------------         ------------        ------------      ------------

     Income from operations                                        1,921                1,794               3,793             3,150

     Interest expense, net                                           (56)                 (56)               (110)              (94)
     Other income, net                                                22                    2                  24                23
                                                             ------------         ------------        ------------      ------------
        Income before income taxes                                 1,887                1,740               3,707             3,079


     Income taxes:
         Current tax expense - state and foreign                    (195)                (119)               (291)             (190)
         Deferred tax benefit                                          -                1,586                   -             2,515
                                                             ------------         ------------        ------------      ------------
             Total income tax (expense) benefit                     (195)               1,467                (291)            2,325
                                                             ------------         ------------        ------------      ------------
        Net income                                            $    1,692           $    3,207          $    3,416        $    5,404
                                                             ============         ============        ============      ============
     Net income per share - basic and diluted                 $     0.04           $     0.08          $     0.08        $     0.13
                                                             ============         ============        ============      ============

     Weighted average shares outstanding - basic                  42,974               42,063              42,874            42,089
     Weighted average shares outstanding - diluted                44,571               42,759              44,529            42,763





     BALANCE SHEET DATA:                                       JUNE 30             DECEMBER 31
                                                                 2004                 2003
                                                             ------------         ------------
     Cash and cash equivalents                               $     6,879           $    9,462
     Other current assets                                         56,356               54,749
           Total current assets                                   63,235               64,211
           Total assets                                          125,737              118,299
                                                             ============         ============
     Current liabilities                                     $    12,990           $   11,691
     Long term debt                                                8,763                8,056
     Other liabilities                                             2,628                2,008
                                                             ------------         ------------
           Total liabilities                                      24,381               21,755

     Shareholders' equity                                        101,356               96,544
                                                             ------------         ------------
           Total liabilities and shareholders' equity        $   125,737           $  118,299
                                                             ============         ============